EXHIBIT 10.3

DISTRIBUTORSHIP AGREEMENT

BETWEEN

REGEN BIOLOGICS, INC.

AND

ALLO PRO AG

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

DISTRIBUTORSHIP AGREEMENT

     This Distributorship Agreement effective February 16, 1996 (“Effective Date”), by and between ReGen Biologics, Inc., a Delaware corporation having its offices at 2730 Sand Hill Road, Menlo Park, California 94025 (hereinafter “ReGen”), and Allo Pro AG, a Swiss corporation having its offices at Baar, Switzerland (hereinafter “Allo Pro”).

RECITALS

     WHEREAS, ReGen is engaged in the development of a collagen meniscus implant (“CMI”) for the treatment of knee injuries involving the meniscus; and

     WHEREAS, Allo Pro has substantial experience in the distribution, marketing and sale of orthopedic health care products;

     NOW THEREFORE, in consideration of the above premises and the covenants set forth below, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

     1.1 “ReGen Territory” shall mean the United States of America, its territories and possessions.

     1.2 “Allo Pro Territory” shall mean all countries and territories of the world other than the United States of America, its territories and possessions.

     1.3 “CMI Product” shall mean that collagen meniscus implant product which is under development by ReGen as of the Effective Date of this Agreement and which is manufactured according to the proprietary manufacturing technology of ReGen. The term CMI Product shall include the product and instrumentation as (i) they will exist on the date of the first commercial sale as well as (ii) they may be improved during the term of this Agreement in a manner for which regulatory approval can reasonably be sought from the U.S. Food and Drug Administration by way of a supplement to the PMA application anticipated to be filed by ReGen based on the IDE on file as of the Effective Date.

     1.4 “Net Sales Price” shall mean the price charged for commercial sales of CMI Product to the customer in the Allo Pro Territory, exclusive of any Value Added Tax or similar sales taxes as well as shipping and handling of CMI product to the customer.

ARTICLE 2

APPOINTMENT OF EXCLUSIVE DISTRIBUTORSHIP

     2.1 Distributorship. Subject to the terms and conditions of this Agreement, ReGen hereby appoints and Allo Pro hereby accepts appointment as the exclusive distributor of ReGen’s CMI Product within the Allo Pro Territory. Allo Pro shall not sell any of ReGen’s other products without ReGen’s prior written consent.

     2.2 Sub-Distributors. Allo Pro shall have the right to appoint sub-distributors within the Allo Pro Territory. However, in the countries listed on the attached Schedule II, Allo Pro shall not change distributorship from a company affiliated with Allo Pro to a non-affiliated third party without prior written approval of ReGen.

     2.3 Right of First Negotiation for the ReGen Territory. So long as ReGen distributes, markets and sells the CMI Product in the ReGen Territory by itself or through a company or companies controlled by ReGen, ReGen shall have exclusive rights to distribute, market and sell the CMI Product in the ReGen Territory. Allo Pro shall have a right of first negotiation if ReGen elects to distribute, market and sell the CMI Product in the ReGen Territory through or in cooperation with any partner other than those described above or through or in cooperation with a company that would gain control of or be under common control with ReGen by virtue of such cooperation or in connection therewith. ReGen shall notify Allo Pro of its intent in writing, and the Parties shall negotiate in good faith to reach an agreement regarding the commercialization of the CMI Product in the ReGen Territory. If Allo Pro elects not to deliver a written notice of interest within thirty (30) days, or the Parties are unable to reach a definitive agreement within ninety (90) days, ReGen shall have the unfettered right to enter into one or more transactions with third parties without any further obligation to Allo Pro; provided that such transaction is substantially more favorable to ReGen’s stockholders than that last offered by Allo Pro in writing during the ninety (90) day negotiation period, as determined in the reasonable judgement of ReGen’s Board of Directors after full deliberation of all relevant factors.

     2.4 Non-Compete. Each party hereby covenants not to conduct, fund, license or participate in, directly or indirectly through one or more third parties, the research, development, distribution or commercialization in any country in the Allo Pro Territory of any collagen-based meniscus implant competing with the CMI Product, except pursuant to an agreement for the development of a second generation meniscus implant pursuant to Article 4 herein below.

     2.5 Non-Compete of Affiliated Companies. A party hereto shall equally be considered in breach of this covenant not to compete if any company under common control with such party shall conduct, fund, license or participate in any such activity in the Allo Pro Territory.

ARTICLE 3

FINAL DEVELOPMENT AND COMMERCIALIZATION OF THE CMI PRODUCT

     3.1 Development Responsibilities. ReGen shall have primary responsibility for the diligent completion of the development of the CMI Product for regulatory approval and commercialization on a worldwide basis. Allo Pro shall review and comment on annual plans and budgets for such development and fund costs as provided in this Article 3.

     3.2 Annual Plan and Budget; Reports. Promptly following the Effective Date, and prior to each October 1 thereafter, Allo Pro and ReGen shall prepare and approve a plan and budget describing activities to be undertaken in the Allo Pro Territory for the ensuing calendar year, together with projected costs for such period.

     3.3 Funding of Costs. Allo Pro shall bear the costs pertaining to the CMI Product to the extent necessary and directed toward obtaining regulatory approval for the CMI Product in any country within the Allo Pro Territory. Such costs shall include the costs of conducting clinical studies, preparing and pursuing regulatory submissions up to the point of obtaining regulatory approval. If the parties agree to obtain a CE Mark for the CMI Product instead of a CE Mark for the production facilities of ReGen, Allo Pro shall bear the costs pertaining to obtaining such CE Mark for the CMI Product only.

     3.4 Clinical Trials Supply. ReGen shall use diligent efforts to supply or cause to be supplied to Allo Pro all of Allo Pro’s requirements of CMI Product units for use in the Allo Pro Territory for obtaining regulatory approval, including clinical studies required therefor. In the event of any shortage of worldwide supply of CMI Product, ReGen shall supply product for obtaining regulatory approval in the Allo Pro Territory to the same extent that it supplies product for use in the ReGen Territory, based on a pro rata of the number of units used within the previous three (3) months in the Allo Pro Territory and the ReGen Territory, respectively.

     If such CMI Product units are made available to study subjects for no compensation at all or for a compensation not to exceed the cost of goods shipped plus Allo Pro’s actual costs to make such CMI Product units available to study subjects, ReGen shall supply such CMI Product units at ReGen’s cost of goods shipped. If the compensation received by Allo Pro exceeds such amount, the Parties shall agree upon an appropriate price for such CMI Product units.

     3.5 Applicability of this Article. As of the date of commercialization of the CMI Product in a country of the Allo Pro Territory, the provisions of this Article 3 shall only apply to those remaining countries in which CMI Product has not yet been commercialized.

     3.6 Publications. Allo Pro and ReGen shall cooperate in the preparation and publication of papers in support of development and marketing activities in the Allo Pro Territory. Neither party shall present, publish or otherwise disclose any information regarding the CMI Product in the Allo Pro Territory except with the prior written consent of the other. Each party shall make available to the other at no cost a copy of any publications or other marketing support materials which such party produces for its purposes.

     3.7 Government Approvals; Registrations.

          3.7.1 Government Approvals. ReGen will prepare, file and pursue diligently all regulatory applications necessary to obtain governmental approvals required to permit the CMI Product to be commercially distributed and sold in the Allo Pro Territory. Such activities shall be described and budgeted for in the annual plan and budget described in Article 3.2. The expenses of such activities shall be reimbursed by Allo Pro, subject to the provisions of Article 3.3.

          3.7.2 Registrations. All applications and registrations shall be, wherever permitted by law, in the name of ReGen, with Allo Pro named as a distributor. If ReGen’s ownership of the application or registration is not permitted by law, such application or registration shall be in Allo Pro’s name. As between the Parties, Allo Pro shall take all reasonable actions requested by ReGen to make the benefit of applications or registrations held in the name of Allo Pro available to ReGen. ReGen shall have an irrevocable right to reference such applications and registrations and Allo Pro shall copy ReGen on all correspondence received regarding such applications and registrations.

ARTICLE 4

SECOND GENERATION CMI PRODUCT

     Promptly following the effective date, ReGen and the affiliate of Allo Pro most appropriate for the task will propose one or more plans for the development of a second generation product which shall include ReGen’s proprietary collagen technology and proprietary technology of or available to the affiliate of Allo Pro. ReGen and such affiliate shall negotiate in good faith an agreement which determines all necessary issues, including, but not limited to, the contributions of each party and compensation therefor, the specific responsibilities of the parties, the installation of an appropriate development supervision board, e.g. by a Senior Management Committee, and the rights of each party to the product, the technology and intellectual property obtained by such development, all as further described in Section 3.3 of the Heads of Agreement, dated December 20, 1995, between ReGen and Allo Pro (which shall survive for this purpose).

ARTICLE 5

COMMERCIAL SUPPLY OF CMI PRODUCT; PRICES; TERMS OR PAYMENT

     5.1 Commercial Supply. Subject to the terms of this Agreement, ReGen shall use diligent efforts to supply or cause to be supplied to Allo Pro, all of Allo Pro’s requirements of the CMI Product for commercial resale in the Allo Pro Territory.

     5.2 Forecasts; Supply Commitment. At least fifteen (15) days before the start of each calendar quarter, Allo Pro shall provide ReGen with a rolling twelve (12) month forecast commencing with the next full calendar month of its aggregate requirements for CMI Product units throughout the Allo Pro Territory.

     For two (2) years after the date of Allo Pro’s first purchase order for products intended for commercial resale, Allo Pro shall use its best efforts to provide ReGen with accurate forecasts, and ReGen shall use its best efforts to supply all of Allo Pro’s requirements for CMI Product, but so long as such efforts have been used neither party shall be in default or breach of this Agreement by reason of any surplus or shortage of CMI Products.

     After the two (2) year period described above, ReGen’s obligation to supply CMI Product to Allo Pro in any calendar quarter pursuant to purchase orders following a forecast shall be limited to one hundred and twenty five percent (125%) of the amount purchased by Allo Pro in the previous calendar quarter. ReGen shall use its best efforts to supply Allo Pro with additional product if requested by Allo Pro.

     5.3 Downpayment. In consideration of the exclusive distributorship granted hereunder, Allo Pro shall pay to ReGen a downpayment of seven hundred fifty thousand U.S. Dollars (USD 750,000) upon execution of this Agreement. The downpayment shall not be refundable or otherwise creditable against any future payments.

     5.4 Sales Milestones Payments. In addition to the prices for CMI Product set forth herein, Allo Pro shall pay to ReGen three milestone payments of one million U.S. Dollars (USD 1,000,000) each, upon the attainment of the following sales occurrences:

•	when the total of CMI Product sales in the Allo Pro Territory reach one million U.S. Dollars (USD 1,000,000); and

•	when the total of CMI Product sales in the Allo Pro Territory reach three million U.S. Dollars (USD 3,000,000); and

•	when the total of CMI Product sales in the Allo Pro Territory reach seven million U.S. Dollars (USD 7,000,000).

Payment shall be made to ReGen within thirty (30) days of the occurrence of the respective sales level. Payments made pursuant to Articles 5.3 and 5.4 shall not be creditable against any future payments under this Agreement.

     5.5 Initial Suggested Price of CMI Product. In order to allow ReGen to determine a well informed and reasonable initial suggested price for the first twelve (12) months of delivery of the CMI Product, Allo Pro shall establish and provide ReGen with the projected Net Sales Price in the following countries:

•	Switzerland, Germany, and France

which are considered representative for the initial period and market. Allo Pro shall determine the price at which it sells CMI Product to sub-distributors or customers in the Allo Pro territory.

5.6	Suggested Price of CMI Product. The suggested price and the discounts schedule for the CMI Product are set forth in Schedule I attached hereto. After an initial period of twelve (12) months, during which the suggested price and discounts schedule of the CMI Product will remain fixed, such suggested price and discounts schedule shall be subject to change, after consultation of the parties, upon ninety (90) days’ notice from ReGen to Allo Pro; provided that, orders for CMI Product placed by Allo Pro in accordance with Article 5.2 prior to the date a price change becomes effective shall not be subject to such change.

     5.7 Reports on CMI Product Sales. Within thirty (30) days of the end of each calendar quarter, Allo Pro shall report to ReGen the Net Sales Price and the number CMI Product units sold for each country in the Allo Pro Territory. Sales shall be reported ex Allo Pro (or its affiliated company) to customer, or, if the CMI Product is sold to the customer by a non-affiliated third party distributor in that country, sales ex Allo Pro (or its affiliated company) to that non-affiliated third party distributor.

     5.8 Purchase Orders; Payments. All purchase orders submitted by Allo Pro shall be binding once accepted by ReGen and product ordered shall be deliverable within ninety (90) days of the date of the purchase order, unless an earlier delivery date is agreed by the parties. ReGen shall be obliged to accept purchase orders for volumes within the limits described in Section 5.2. ReGen shall invoice Allo Pro at the time of shipment of the CMI Product units supplied for commercial resale. Allo Pro shall make payments against such invoices not later than thirty (30) days after receipt of the invoice.

     5.9 Point of Delivery. Unless otherwise expressly agreed by the parties in the purchase order, the point of delivery for the CMI Product shall be FOB ReGen’s facility.

     5.10 Passing of Title and Risk of Loss. Title and risk of loss of or damage to the CMI Product units shall pass from ReGen to Allo Pro upon delivery of the CMI Product units at the point of delivery designated in the preceding paragraph or as expressly agreed by the parties in the individual purchase order accepted by ReGen.

     5.11 Warranty. ReGen warrants that the CMI Product will be the kind and quality described in the purchase order accepted by ReGen and will be free of defects in workmanship or material. ReGen further warrants that the CMI Product units shall conform to requirements imposed by law, regulation or regulatory approval of the respective country of sale to the end-user.

     Should any failure to conform with this warranty appear within the shelf life indicated for the CMI Product, ReGen shall replace, in complete fulfillment of its liabilities under this warranty, FOB Allo Pro’s factory any nonconforming or defective CMI Product unit or units; provided that such nonconformity or defect shall appear under proper shipping, storage, handling and use of the CMI Product and that ReGen is promptly notified upon detection of any nonconformity or defect.

     This warranty is exclusive and is in lieu of all warranties of merchantability, fitness for a purpose, or other warranties of quality, whether express or implied.

ARTICLE 6

DISTRIBUTION AND MARKETING OF CMI PRODUCT

     6.1 Marketing Diligence.

          6.1.1 Marketing Efforts. Allo Pro agrees to use diligent efforts to promote the marketing, distribution and sale of the CMI Product throughout the Allo Pro Territory, consistent with accepted business practices.

          6.1.2 Product Launch. Allo Pro shall commence commercial sales of the CMI Product in each of the countries listed on Schedule II within the later of (i) five (5) years after the first commercial sale of a CMI Product unit in any of England, Germany, France or Japan, or (ii) two (2) years after receipt of all required government approvals necessary to commercially sell the CMI Product in such country. Allo Pro’s obligation under this Article 6.1.2 is subject in each country to the availability of adequate and timely supply of CMI Product pursuant to Articles 3 and 5.

          6.1.3 Default of Allo Pro. If for a consecutive period of more than twenty four (24) months, no sales of CMI Product shall be registered in any one country, or if Allo Pro will not have commenced commercial sales in any one of the countries listed in Schedule II within the time specified above, there shall be a presumption that Allo Pro has failed to use diligent efforts with regard to that country and ReGen shall, upon prior consultation with Allo Pro, proceed in accordance with Article 11.4 herein below.

     6.2 Other Promotion and Marketing Obligations.

          6.2.1 General Conduct. Allo Pro hereby covenants that it will not, without the prior written authorization of ReGen, solicit sale of CMI Products, or advertise, or keep a stock of CMI Products, outside of the Allo Pro Territory. Allo Pro shall not, directly or indirectly, without the prior written authorization of ReGen, (i) contact any of ReGen’s suppliers or vendors of CMI Product components relating to the CMI Product, or (ii) contact any federal, state or local regulatory agency or entity in the ReGen Territory about the CMI Product, except as required to do so by law or regulation or in connection with a lawsuit arising out of distribution, marketing or sale of the CMI Product.

          6.2.2 Packaging. Where permitted by law, packaging for the CMI Product shall contain the following language: (1) “TRADEMARK” (elected by ReGen) is a registered trademark of ReGen Biologics, Inc.” and (2) “This product is distributed, marketed and sold by Allo Pro AG (or the appropriate name of distributor).” In electing a trademark for the CMI Product, ReGen shall give due consideration to the strength of the mark in all countries of sale, including countries in the Allo Pro Territory.

          6.2.3 Marketing Plans and Research. No later than ninety (90) days prior to the expected date of first commercial sale in each party’s respective territory and at the beginning of each calendar year thereafter, each party (the “Marketing Party”) shall submit to the other party in writing, for the other party’s review and comment, whatever annual marketing, sales and distribution plan detailing the Marketing Party’s proposed marketing, sales and distribution strategy and tactics for the CMI Product during such calendar year has been developed by the Marketing Party for its internal use. In addition, the Marketing Party shall submit to the other party copies of any market research reports relating to CMI Product sales and CMI Product competition which the Marketing Party commissions or otherwise obtains, except as prohibited by copyright or similar laws (in which case the Marketing Party will simply inform the other party of the existence of such information and where it may be obtained). To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, the Marketing Party may submit to the other party only those excerpts from such plans or reports which relate to the CMI Product and CMI Product competition.

     6.3 Reimbursement for Expenses. To the extent that expenses for the distribution, marketing and sale of CMI Product shall be incurred by ReGen in accordance with mutually agreed plans or upon approval of such expense by Allo Pro, Allo Pro shall reimburse ReGen. ReGen shall invoice Allo Pro for such expenses in a single quarterly report to be submitted not later than thirty (30) days after the end of each calendar quarter. Reimbursement payments shall be made by Allo Pro within sixty (60) days after receipt of such invoice by Allo Pro.

ARTICLE 7

PROCEDURE FOR PAYMENTS; RECORDS; AUDIT

     7.1 Manner and Place of Payment. Any payments to ReGen shall be made in U.S. Dollars by wire transfer at such bank in the United States as ReGen shall specify from time to time. Payments shall be made for the amount of U.S. Dollars reported by ReGen (in the case of expense reimbursement) or agreed by the parties without regard to currency fluctuations. Not less than one (1) business day prior to such wire transfer, Allo Pro shall telefax ReGen to advise it of the amount of the payment to be made.

     7.2 Records and Audit of Sales and Expenses. ReGen and Allo Pro will maintain complete and accurate records which are relevant to sales and payments under this Agreement and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for examination at the other party’s expense and not more often than once each year by a certified public accountant selected by the other party for the sole purpose of verifying for the inspecting party the correctness of calculations of such sales or payments made under this Agreement. The accounting expense shall be paid by the party requesting the audit. If material discrepancies (in excess of 5%) are identified in such audit, the audited party shall bear the accounting expense. Any records or accounting information given to the auditor shall be Confidential Information. The terms of this Section 7.2 shall survive any termination or expiration of this Agreement for a period of five (5) years.

ARTICLE 8

REGULATORY MATTERS

     8.1 Regulatory Compliance; Adverse Reactions.

          8.1.1 Compliance. Allo Pro and ReGen shall comply with all health registration laws, regulations and orders of any government entity within the Allo Pro Territory and with all other governmental requirements relating to the development, promotion, marketing and sale of the CMI Product in the Allo Pro Territory. Allo Pro shall provide all information in its possession as necessary for ReGen to comply with its FDA or foreign equivalent reporting requirements.

          8.1.2 Adverse Reaction Reporting. Either party shall advise the other party, by telephone or facsimile, within such time as is required by the FDA or foreign equivalent after it becomes aware of any adverse reaction from the use of the CMI Product. Such advising party shall provide the other party with a written report delivered by confirmed facsimile of any reported adverse reaction, stating the full facts known to it, including but not limited to customer name, address, telephone number and lot or serial number, as appropriate.

     8.2 Post-Launch Testing and Reporting. If after first commercial sale, adverse events or other issues arise with respect to the safety or efficacy of the CMI Product which jeopardize the CMI Product’s performance or are deemed by the parties to potentially limit its approved indications, the parties shall consult with each other with respect to such events or other issues. If the parties mutually determine that the situation requires post-launch clinical testing, modifications to product registrations or other communication with appropriate regulatory authorities, ReGen shall be responsible for the design and implementation of any such testing, modifications or communication, in consultation with Allo Pro. All expenses incurred hereunder shall be borne by ReGen.

     8.3 Product Recall. Allo Pro and ReGen each shall notify the other promptly if the CMI Product is alleged or proven to be the subject of a recall, market withdrawal or correction, or if either party believes a recall, market withdrawal or correction may be advisable. The parties shall cooperate in the handling and disposition of any such recall, market withdrawal or correction. In the case of a CMI Product recall, all out-of-pocket costs incurred by the parties (excluding lost profits) by reason of such a recall, market withdrawal or correction shall be borne by ReGen. Allo Pro shall maintain records of all sales of the CMI Product and customers sufficient to adequately administer a recall, market withdrawal or correction for a period of five (5) years after termination or expiration of this Agreement.

     8.4 Reports. Each party shall keep the other fully informed of all governmental activities and plans which potentially or actually affect the sale of the CMI Products worldwide.

ARTICLE 9

CONFIDENTIALITY

     9.1 Nondisclosure and Non-Use Obligations.

          9.1.1 During the term of this Agreement, and for a period of five (5) years after termination hereof, each party will maintain all Confidential Information (as defined below) in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, consultant, sublicensee or supplier who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants, sublicensees or suppliers to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

          9.1.2 “Confidential Information” shall mean, subject to the exceptions set forth in Section 9.2, any information or materials received by one party from the other party. In particular, Confidential Information shall be deemed to include, but not be limited to, the ReGen technology, any know-how, data, process, technique, formula or biological or physical material of either party relating to the CMI Product, and any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

     9.2 Exceptions. Confidential Information shall not include any information which:

          9.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

          9.2.2 is known by the receiving party at the time of receiving such information, as evidenced by its written records;

          9.2.3 is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or

          9.2.4 is the subject of a written permission to disclose provided by the disclosing party.

     9.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:

          9.3.1 is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

          9.3.2 is otherwise required by law; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort, in consultation with the other party hereto, to secure confidential treatment of such information; or

          9.3.3 is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

     9.4 Confidentiality of Agreement. The Parties agree not to disclose this Agreement or any of its terms to any third party without prior written consent of the other party.

ARTICLE 10

INTELLECTUAL PROPERTY

     10.1 Filing, Prosecution and Maintenance of Patents.

          10.1.1 Each party shall control patentable inventions it owns and will be responsible for obtaining patent protection for such inventions in its sole discretion. ReGen will consult with Allo Pro and consider Allo Pro’s comments regarding ReGen’s patent applications and patents in the Allo Pro Territory which cover the manufacture, use or sale of the CMI Product, provided that ReGen shall retain ultimate decision-making authority with regard to such patent applications and patents.

          10.1.2 If ReGen decides not to pursue patent protection in a certain country within the Allo Pro Territory for any patentable invention regarding the CMI Product, or decides to abandon any such application or patent, it shall give Allo Pro reasonable notice to this effect. After that notice, Allo Pro may, at its expense, file, prosecute and maintain such application or patent in ReGen’s name in such country.

          10.1.3 Allo Pro shall reimburse ReGen for all costs incurred by ReGen after the Effective Date in connection with the filing, prosecution and maintenance of patents and patent applications in the Allo Pro Territory covering the manufacturing, use or sale of the CMI Product including the costs of any opposition or similar proceedings. ReGen will report these costs to Allo Pro on quarterly basis.

     10.2 Infringement of ReGen Patents. In the event Allo Pro or ReGen becomes aware of any actual or threatened infringement of any ReGen Patents in the Allo Pro Territory, that party shall promptly notify the other. The parties shall promptly discuss whether to jointly pursue an action against the infringer. If no such joint action is instituted, ReGen shall have the first right, but not the obligation, to bring any infringement action against any person or entity infringing the ReGen Patents directly or contributorily in the Allo Pro Territory. In the event ReGen is unable or unwilling to commence appropriate action against the alleged infringer within one hundred twenty (120) days of the date of ReGen’s becoming aware of such infringement, Allo Pro may, but shall not be required to, pursue the alleged infringement or threatened infringement. The costs of litigation associated with such action shall be reimbursed out of any recovery. Remaining recovery shall be shared equally by the parties if the action was instituted jointly, retained by ReGen if the action was pursued solely by ReGen or retained by Allo Pro if the action was pursued solely by Allo Pro. In any joint action, if ReGen so requests, the parties shall enter into a reasonable arrangement permitting ReGen to finance its participation in litigation funding in order to retain its right to share in the recovery even if its financial resources are insufficient to support half the costs of litigation. In the event either party brings an infringement action, the other party shall cooperate as reasonably requested, including, if requested, furnishing a power of attorney. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.2 may be entered into without the joint consent of ReGen and Allo Pro.

     10.3 Infringement of Third Party Patents. If a third party asserts that a patent or other proprietary right owned by it is infringed by the manufacture, use or sale of the CMI Product in the Allo Pro Territory, the party against whom such a claim was asserted shall immediately provide the other party notice of such claim and the related facts in reasonable detail. ReGen shall have the right, but not the obligation, to control such defense and in such event Allo Pro shall cooperate with ReGen and shall have the right to be represented separately by counsel of its own choice. If ReGen shall fail to accept control of the defense within ninety (90) days after receiving such right, Allo Pro shall have the right, but not the obligation, to so control the defense by counsel of its own choice. In such event, ReGen shall cooperate with Allo Pro and shall have the right to be represented separately by counsel of its own choice. The entity (whether ReGen or Allo Pro) that controls the defense of a given claim with respect to the CMI Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the consent of the other party if such settlement would adversely affect the interests of such other party in a manner different from the interests of the party controlling the defense, except as set forth below. The expenses of defense, settlements and judgments pursuant to this Section 10.3 shall be shared equally by the parties on a current basis.

ARTICLE 11

TERM AND TERMINATION; BANKRUPTCY; CHANGE OF CONTROL

     11.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until, after Allo Pro’s first commercial sale of CMI Product, Allo Pro records no sales of the CMI Product for two (2) consecutive quarters.

     11.2 Termination by Allo Pro. At any time after the Effective Date and upon six (6) months prior written notice to ReGen, Allo Pro may terminate this Agreement for any or no reason; provided that Allo Pro shall, in the event of termination for no reason, cooperate with ReGen, at Allo Pro’s expense and as reasonably requested by ReGen, to allow ReGen to assume distribution, marketing and sale of the CMI Product in the Allo Pro Territory following such early termination. Such cooperation shall include transferring inventory at Allo Pro’s cost, transferring registrations of CMI Product made in Allo Pro’s name, and providing ReGen with copies of marketing materials used in the Allo Pro Territory. In no event shall Allo Pro be obliged to assist ReGen in establishing a new distribution network.

     11.3 Termination for Material Breach. If either party is in material breach of any obligation hereunder, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement shall terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured to the reasonable satisfaction of the non-breaching party or (ii) the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party.

     11.4 Default of Allo Pro. If Allo Pro fails to use diligent efforts as defined in Article 6.1 herein above to promote the marketing, distribution and sale of the CMI Product in any country of the Allo Pro Territory, ReGen, upon prior consultation with Allo Pro, may elect to assume distributorship of the CMI Product in the respective country or countries at its own expense and risk. In the event of such election, ReGen shall give Allo Pro sixty (60) days’ notice of its intention, and, unless there is a good faith dispute about whether Allo Pro has used diligent efforts, Allo Pro shall promptly transfer to Re Gen, at ReGen’s expense, copies of all materials and information pertaining to commercialization of the CMI Product in such country. Allo Pro shall also, at ReGen’s expense, transfer any registrations or other regulatory materials or approvals necessary to sell the CMI Product in such country.

     ReGen shall pay to Allo Pro a commission of twenty percent (20%) on its net sales of the CMI Product in such country if the CMI Product or its Manufacturing Procedures are subject matter of a valid patent or patents, and a commission of fifteen percent (15%) if no such patent or patents exist in such country. All records pertaining to such commission payments shall be retained and subject to audit as provided in Article 7.2.

     Notwithstanding the above, the Distributorship Agreement shall remain unaffected with regard to all countries of the Allo Pro Territory not in dispute.

     11.5 Supply Default of ReGen. If ReGen is unable or unwilling for a consecutive period of ninety (90) days to meet the volume of CMI Product committed in accordance with Article 5.2 herein above, Allo Pro shall give ReGen written notice of such default and give ReGen a period of at least ninety (90) days to cure such default. If such default is not cured within the period specified in Allo Pro’s notice, then Allo Pro may elect to obtain a license to manufacture, use and sell the CMI Product pursuant to the terms of Article 11.9 herein below. Allo Pro’s intention to obtain such a license must be given to ReGen within sixty (60) days from the end of the cure period specified by Allo Pro.

     11.6 Bankruptcy Events. For purposes of this Article, a “Bankruptcy Event” shall mean that ReGen is insolvent, or has filed for protection under, or has had an involuntary petition filed against it by a creditor, which petition is not discharged within sixty (60) days of filing, under the bankruptcy laws of the United States of America. If ReGen undergoes a Bankruptcy Event, Allo Pro may elect within sixty (60) days after receiving notice of such event to obtain a license to manufacture, use and sell CMI Product in accordance with the provisions of Article 11.9 herein below.

     11.7 Change of Control. If ReGen comes under the control of a competitor of Allo Pro and such competitor is unable or unwilling to provide assurances satisfactory to Allo Pro that it will continue to perform under this Agreement, Allo Pro may elect within sixty (60) days after receiving notice of such event to obtain a license pursuant to the terms of Article 11.9 (Remedies) herein below. For the purposes of this Article, an entity shall be deemed to be a “competitor” of Allo Pro if it is, alone or together with its affiliated companies, a multinational organization with substantial operations in the area of orthopedic devices.

     11.8 Escrow. ReGen shall prepare and maintain a written description of the specific procedure by which it manufactures the CMI Product, including but not limited to specifications of raw materials, qualitative and quantitative descriptions of the steps used to manufacture the CMI Product and of the sequence of such steps, specifications of the equipment and technologies used, all in sufficient detail to permit one reasonably skilled in the area to replicate the manufacturing process as practiced by ReGen (the “Manufacturing Procedures”). Promptly following the Effective Date, the parties shall engage an escrow agent and enter into an Escrow Agreement substantially similar to the form attached as Schedule III. A copy of the Manufacturing Procedures shall be delivered to the escrow agent in connection with the execution of the Escrow Agreement. The Manufacturing Procedures shall be updated whenever necessary, but not less than annually, to reflect significant changes and improvements. A copy of such updates will be deposited with the escrow agent.

     11.9 Remedies for Allo Pro; License to Manufacture. In the event of a supply default, a Bankruptcy Event or a change of control of ReGen according to the provisions of Articles 11.5 (Default of ReGen), 11.6 (Bankruptcy Events), or 11.7 (Change of Control) herein above, Allo Pro may elect to obtain a license for the manufacturing, use and sale of the CMI Product in the Allo Pro Territory in accordance with the terms of a license agreement as set forth in Article 11.11 herein below. If Allo Pro elects to obtain a license, ReGen shall promptly deliver a copy of the Manufacturing Procedures described in Article 11.8 (Escrow) herein above to Allo Pro. Allo Pro shall have the right, and the escrow agent shall have the corresponding obligation, to extract the Manufacturing Procedures from the escrow if ReGen shall not have delivered the Manufacturing Procedures to the reasonable satisfaction of Allo Pro within thirty (30) days from Allo Pro’s notification to ReGen that Allo Pro elects to obtain a license.

     The remedies in this Article 11.9 shall be cumulative and in addition to any other remedies Allo Pro may have under this Agreement.

     11.10 Surviving Terms of Distributorship Agreement. In case Allo Pro elects to obtain a license according to the precedent paragraph, all terms of the Distributorship agreement shall cease to be applicable, except for any rights and obligations already accrued by the parties at such time. All terms shall be substituted by the provisions of Article 11.11 (License Terms) herein below, except for the following:

•	Article 7 (Payments)

•	Article 9 (Confidentiality)

•	Article 13.4 and 13.5 (Exclusive Remedy; Limitation of Liability)

     If and to the extent Allo Pro continues to purchase CMI Product units from ReGen parallel to its own manufacturing, the terms of the Distributorship Agreement shall continue to be fully applicable to such purchases only.

     11.11 License Terms.

          11.11.1 Exclusive License. ReGen shall grant to Allo Pro, and Allo Pro shall accept, the sole and exclusive license to manufacture, use and sell the CMI Product within the Allo Pro Territory. Allo Pro shall have the right to grant sublicenses for the CMI Product within the Allo Pro Territory.

          11.11.2 Trademarks and Trade Names. In addition to the above license regarding CMI Product, ReGen shall grant Allo Pro the exclusive license to use ReGen’s trade marks and trade names applicable to the CMI Product in the Allo Pro Territory.

          11.11.3 License Fee. In consideration of the licenses granted, Allo Pro shall pay to ReGen a royalty of twenty percent (20%) of the Net Sales Price of each CMI Product unit for those countries of sale in which the CMI Product or its Manufacturing Procedures are subject matter of a valid patent or patents, and a royalty of fifteen percent (15%) in those countries in which no such patent or patents exist.

          11.11.4 Improvements. Allo Pro shall have no rights to or in improvements of the CMI Product made by ReGen after the date the license becomes effective.

          11.11.5 Term. The term of the license shall extend until the later of (i) the expiration date of the last patent to expire covering the CMI Product or the Manufacturing Procedures in such country or (ii) ten (10) years from the first commercial sale of the CMI Product in such country.

     11.12 Termination of Agreement in Case of Patent and Trademark Lawsuits. Allo Pro shall have the right to terminate this Agreement with immediate effect and with no liability to ReGen for early termination, in case of a claim or lawsuit alleging that the manufacture, distribution or sale of the CMI Product constitutes a violation of patents (more specific conditions to be discussed).

ARTICLE 12

THIRD PARTY CLAIMS; INDEMNIFICATION

     12.1 Handling of Third Party Claims. Except as otherwise provided in Section 12.2, if a third party makes a claim against either party arising out of the manufacture, use, storage, handling, sale or other disposition of the CMI Product in the Allo Pro Territory, the party against whom such a claim was asserted shall immediately provide the other party notice of such claim and the related facts in reasonable detail. The parties shall discuss such matter and seek to agree on how to handle such matter jointly. If the parties are unable to agree, ReGen shall have the right, but not the obligation, to control such defense and in such event Allo Pro shall cooperate with ReGen and shall have the right to be represented separately by counsel of its own choice. If ReGen shall fail to accept control of the defense within ninety (90) days after receiving such right, Allo Pro shall have the right, but not the obligation, to so control the defense by counsel of its own choice. In such event, ReGen shall cooperate with Allo Pro and shall have the right to be represented separately by counsel of its own choice. The entity (whether ReGen or Allo Pro) that controls the defense of a given claim with respect to the CMI Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the consent of the other party, not to be unreasonably withheld or delayed, if such settlement would adversely affect the interests of such other party in a manner different from the interests of the party controlling the defense, except as set forth below.

     12.2 Indemnification.

          12.2.1 ReGen agrees to indemnify and hold Allo Pro and its agents and employees harmless from and against all third party claims, damages, losses, costs and expenses, including reasonable attorney’s fees, which Allo Pro may incur by reason of any CMI Products furnished by ReGen which result in injury, illness or death of any person, to the extent that such claims result from the design, manufacture or packaging of the CMI Product by ReGen and are not attributable to any alterations to the CMI Product after its shipment to Allo Pro or any misuse of the CMI Product by Allo Pro.

          12.2.2 Allo Pro agrees to indemnify and hold ReGen and its agents and employees harmless from and against all third party claims, damages, losses, costs and expenses, including reasonable attorney’s fees, which ReGen may incur by reason of any CMI Products distributed by Allo Pro which result in injury, illness or death of any person, if and to the extent that such claims result from Allo Pro’s negligence in the distribution and handling of the CMI Product, or negligence in Allo Pro’s marketing practices.

          12.2.3 If a party intends to seek indemnification under this Section 12.2, it shall so notify the other party. If the other party disputes the obligation to indemnify, the parties shall handle the third party claim as provided in Section 12.1 and then seek to resolve the question of indemnification after the third party claim is resolved. If the other party accepts the indemnification obligation, the party seeking indemnification under this Article 12 (the “Indemnified Party”) shall (i) give the other party (the “Indemnifying Party”) notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that adversely affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

     12.3 Insurance. During clinical trials of the CMI Product, ReGen will cause Allo Pro to be named as additional insured under ReGen’s comprehensive general liability insurance policy in regards to such products. Post approval of such product, each party will maintain comprehensive general liability insurance, including coverage for products and completed operations, written on an occurrence basis, during the term of this Agreement in the minimum amount of $5,000,000. The liability insurance so maintained will be written by an insurance carrier acceptable to the other party, and contain an endorsement to provide the other party with at least thirty (30) days prior written notice of any cancellation, non-renewal, or coverage reduction. The policy will also contain an endorsement stating that it is primary regarding of any other insurance which may be in effect. This insurance coverage will survive termination of this Agreement and will, in any event, provide coverage during the period of any products containing collagen supplied under the terms of this Agreement remains implanted in any living patient. Either party may demand evidence of coverage at any time during the term of this Agreement remains and during the period coverage is required thereafter. If either party fails to provide the other with evidence of the liability insurance required to be maintained pursuant to the provisions of this paragraph and the failure continues ten (10) days following receipt of a notice advising of its failure to provide such evidence, then at any time thereafter during the pendency of such failure, the party seeking such evidence will have the option in its sole discretion to terminate this Agreement or to purchase the insurance at the other party’s expense.

     12.4 Exclusive Remedy. The foregoing indemnity provisions set forth the sole liability and the exclusive remedies for indemnification between the Parties.

     12.5 Limitation of Liability. In no event shall one party be liable to the other party for incidental, special, punitive or consequential damages.

ARTICLE 13

REPRESENTATION AND WARRANTIES

     13.1 Representation and Warranties of ReGen. ReGen hereby represents and warrants as follows:

          13.1.1 Corporate Power. ReGen is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          13.1.2 Due Authorization. ReGen is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          13.1.3 Binding Agreement. This Agreement is a legal and valid obligation binding upon ReGen and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by ReGen does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     13.2 Representations and Warranties of Allo Pro. Allo Pro hereby represents and warrants as follows:

          13.2.1 Corporate Power. Allo Pro is duly organized and validly existing under the laws of Switzerland and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          13.2.2 Due Authorization. Allo Pro is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          13.2.3 Binding Agreement. This Agreement is a legal and valid obligation binding upon Allo Pro and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Allo Pro does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

ARTICLE 14

MISCELLANEOUS

     14.1 Export Law Compliance. Allo Pro understands and recognizes that the CMI Products and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of medical products. Allo Pro represents that it is familiar with and agrees to comply with all such regulations, including any future modifications thereof, in connection with the distribution of the CMI Product. Allo Pro agrees that it will not sell or distribute the CMI Product or clinical data relating to the CMI Product without complying with all applicable regulations. Allo Pro hereby agrees to indemnify and hold ReGen harmless from any breach of this Section 14.1.

     14.2 Foreign Corrupt Practices Act. Allo Pro hereby agrees that it shall refrain from any acts that would cause ReGen to violate the United States Foreign Corrupt Practices Act. Allo Pro hereby agrees to indemnify and hold harmless ReGen from any breach of this Section 14.2.

     14.3 Benefits and Binding Nature of Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the parties hereto.

     14.4 Entire Agreement; Amendments. This Agreement, together with any exhibits and schedules attached and referenced herein, embodies the final, complete and exclusive understanding between the parties, and replaces and supersedes all previous agreements, understandings or arrangements between the parties with respect to its subject matter, including but not limited to the Mutual Nondisclosure Agreement between ReGen Biologics, Inc. and Intermedics Orthopedics, Inc. (an affiliate of Allo Pro), dated June 15, 1994 and the Heads of Agreement, dated December 20, 1995, between the parties (except as otherwise provided in Article 4 above). No modification or waiver of any terms or conditions hereof, nor any representations or warranties shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each party hereto.

     14.5 No Other Terms and Conditions. The parties intend that this Agreement express all of the terms and conditions applicable to the sale of the CMI Product and accordingly agree that all provisions, terms and conditions of any purchase order, sales or order acknowledgement, invoice or other business form or document (a “Form"), unless an amendment to this Agreement in accordance with Section 14.4 hereof, shall be superseded hereby and therefore shall be disregarded and have no force and effect. If a Form purports to be conditioned in any manner on agreement to and/or acceptance of any provisions, terms and conditions other than those set forth herein, then such condition is hereby waived. In no event shall either party be bound by any provisions, terms or conditions relating to the subject matter of this Agreement not set out herein.

     14.6 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control (including any failure of a third-party supplier to supply the CMI Product under the terms of a supply agreement entered into between ReGen and such third-party supplier), provided that the party experiencing the delay promptly notifies the other of the delay.

     14.7 Notice. All notices concerning this Agreement shall be written in the English language and shall be deemed to have been received (a) two (2) days after being properly sent by commercial overnight courier, or (b) one (1) day after being transmitted by confirmed facsimile, in each case addressed to the address below:

If to ReGen:

ReGen Biologics, Inc. 2730 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: Chief Executive Officer Telephone: (415) 854-9855 Facsimile: (415) 854-3648

If to Allo Pro:

Allo Pro AG Grabenstrasse 25 CH-6341 Baar Switzerland Attention: President Telephone: 011-41 42 34 32 32 Facsimile: 011-41 42 33 14 60

     14.8 English Language; Governing Law. This Agreement has been prepared in the English language and the English language shall control its interpretation. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of New York, and each party hereby consents to the jurisdiction and venue of such court.

     14.9 Waiver. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

     14.10 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such enforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

     14.11 Independent Contractors. Each party shall act as an independent contractor under the terms of this Agreement. Neither party is, nor shall it be deemed to be, an employee, agent, co-venturer or legal representative of the other for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other, nor shall either party be entitled to pledge the credit of the other in any way or hold itself out as having authority to do so. This Agreement shall not be interpreted in any manner to establish a joint venture or partnership.

     14.12 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

     14.13 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated, except as expressly provided herein, without the prior written consent of the other party. Any assignment of rights or delegation of duties or obligations hereunder made without the written consent of the other party shall be void and be of no effect. Notwithstanding the foregoing, either party may assign its rights or delegate its duties hereunder (i) to any affiliated person or entity which controls, is controlled by, or is under common control with such party or (ii) in connection with an acquisition, merger or other change or control of such party.

     It is understood and agreed that Allo Pro may assign without prior consent the rights, duties, and obligations hereunder to its successor company “Sulzer Orthopedics Ltd.”, a Swiss corporation having its seat in Baar, Switzerland, in connection with the restructuring of the Suizer medical companies in Switzerland envisaged for 1996. After the closing of such restructuring, all references to “Allo Pro” in this Agreement shall be read as “Sulzer Orthopedics Ltd.”.

     In Witness Whereof, the Parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first written above.

REGEN BIOLOGICS, INC.		ALLO PRO AG

By:	/s/ James T. McKinley	By:	/s/ Felix Scherrer

Name:	James T. McKinley	Name:	Felix Scherrer

Title:	SVP, COO	Title:	Member of the Board of Directors

		By:	/s/ Erwin Locher

		Name	Erwin Locher

		Title:	President

SCHEDULE I

SUGGESTED PRICE AND DISCOUNT SCHEDULE

OF CMI PRODUCT

The price shall be equal to forty percent (40%) of the Net Sales Price for the term of this Agreement, except that the following discounts shall apply on the first ten thousand (10,000) units purchased by Allo Pro for commercial resale, to account for the additional expenses of launching the CMI Product:

•	a twenty percent (20%) discount (or a price equal to thirty two percent (32%) of the Net Sales Price) shall apply to the first three thousand (3000) units purchased by Allo Pro for commercial resale

•	a ten percent (10%) discount (or a price equal to thirty six percent (36%) of the Net Sales Price) shall apply to the next seven thousand (7000) units purchased by Allo Pro for commercial resale

SCHEDULE II

MAJOR COUNTRIES

Australia
Canada
France
Germany
Italy
Japan
The Netherlands
Spain
Sweden
Switzerland
United Kingdom

SCHEDULE III

FORM OF ESCROW AGREEMENT